UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 10, 2005



                            FRANKLIN RESOURCES, INC.
             (Exact name of registrant as specified in its charter)



          Delaware                       1-9318                  13-2670991
(State or other jurisdiction    (Commission File Number)        (IRS Employer
     of incorporation)                                       Identification No.)


One Franklin Parkway, San Mateo, California                             94403
 (Address of principal executive offices)                             (Zip Code)

       Registrant's telephone number, including area code: (650) 312-3000


                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

FIVE-YEAR FACILITY CREDIT AGREEMENT DATED AS OF JUNE 10, 2005.

On June 10, 2005, Franklin Resources, Inc. (the "Company" or "Franklin") entered into a $420 million Five-Year Facility Credit Agreement with certain banks and a financial institution (collectively, the "Bank Parties"), Bank of America, N.A. and The Bank of New York, as Co-Syndication Agents, Citibank, N.A. and BNP Paribas, as Co-Documentation Agents, JP Morgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger (the "Five-Year Credit Agreement"). The Five-Year Credit Agreement replaces Franklin's $210 million 364-Day revolving credit facility, which matured by its terms on June 2, 2005 and Franklin's $210 million five year revolving credit facility, which was terminated on June 10, 2005, prior to its scheduled expiration date of June 6, 2007. The Company desired to replace both the former 364-Day and five-year credit facilities with a single $420 million five-year credit facility. There were no amounts outstanding under either the former 364-Day or the five-year credit facilities on the respective dates of termination and no early termination penalties were incurred by Franklin.

The Five-Year Credit Agreement provides for a $420 million revolving credit facility, of which the entire amount is currently undrawn and available. Under the Five-Year Credit Agreement, the Bank Parties are required to make revolving credit loans to Franklin and Franklin may borrow, repay and re-borrow such amounts from time to time until the maturity of the Five-Year Credit Agreement on June 10, 2010. Franklin may also, at its discretion, borrow amounts under bid loans, where the Bank Parties, at their discretion, can offer to bid on short term loans requested by Franklin based on a competitive auction procedure (the "Bid Loans"). Except for Bid Loans, prepayments and commitment reductions are permitted without premium or penalty upon proper notice and subject to a minimum dollar requirement. Loans under the Five-Year Credit Agreement shall bear interest, depending on the type of loan requested by Franklin, at a rate based on LIBOR plus a margin, at a rate based on an alternate base rate (as such term is defined in the Five-Year Credit Agreement) plus a margin, or an absolute or fixed rate to be determined at the time that Franklin requests a loan under the Five-Year Credit Agreement.

The Five-Year Credit Agreement contains affirmative, negative and financial covenants customary for financings of this type and substantially similar to the prior financing arrangements, including, among other things, limits on the incurrence of additional debts and liens, a minimum limit on the ratio of earnings to interest expense, a maximum limit on the ratio of debt in relation to liabilities and capital, and maintenance of a minimum level of working capital. The Five-Year Credit Agreement includes customary events of default for facilities of this type (with customary grace periods, as applicable) and provides that, upon the occurrence of an event of default, payment of all outstanding loans under the Five-Year Credit Agreement may be accelerated and/or the lenders' commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Five-Year Credit Agreement automatically become immediately due and payable, and the lenders' commitments automatically terminate.

Some of the Bank Parties have or may have had various relationships with the Company and its affiliates involving the provision of a variety of financial services, including cash management, investment banking, and the issuance of letters of credit and bank guarantees. In addition, the Company and certain affiliates have entered into interest rate and foreign exchange derivative arrangements with some of the financial institutions.

The foregoing does not constitute a complete summary of the terms of the Five-Year Credit Agreement, and reference is made to the complete text of the agreement, which is attached hereto as Exhibit 10.1


ITEM 1.02    TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

             (c) Exhibits.

             EXHIBIT NO.     DESCRIPTION
             -----------     -----------

             10.1 Five-Year Facility Credit Agreement dated as of June 10, 2005 among Franklin Resources, Inc., the Bank Parties hereto, Bank of America, N.A. and The Bank of New York, as Co-Syndication Agents, Citibank, N.A. and BNP Paribas, as Co-Documentation Agents, and JP Morgan Chase Bank, N.A., as Administrative Agent.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   FRANKLIN RESOURCES, INC.


Date: June 16, 2005                /s/ Barbara J. Green
                                   -----------------------
                                   Barbara J. Green
                                   Vice President, Deputy General Counsel
                                   and Secretary

                                  EXHIBIT INDEX

    EXHIBIT NO.    DESCRIPTION

    10.1 Five-Year Facility Credit Agreement dated as of June 10, 2005 among Franklin Resources, Inc., the Bank Parties hereto, Bank of America, N.A. and The Bank of New York, as Co-Syndication Agents, Citibank, N.A. and BNP Paribas, as Co-Documentation Agents, and JP Morgan Chase Bank, N.A., as Administrative Agent.